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                                  July 8, 2005



Genesis Energy, L.P.
500 Dallas, Suite 2500
Houston, Texas 77002

         Re:      Genesis Energy, L.P.
                  Registration Statement Form S-3


Ladies and Gentlemen:

         We have acted as counsel to Genesis Energy, L.P., a Delaware limited partnership (the "PARTNERSHIP"), in connection with the registration, pursuant to a registration statement on Form S-3, as amended (the "REGISTRATION STATEMENT"), filed with the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (the "ACT"), relating to the offering and sale from time to time, as set forth in the Registration Statement, the form of prospectus contained therein (the "PROSPECTUS"), and one or more supplements to the Prospectus (each, a "PROSPECTUS SUPPLEMENT"), of one or more classes or series of equity securities of the Partnership having an aggregate offering price not to exceed U.S. $250,000,000 (the "EQUITY SECURITIES"), on terms to be determined at the time of each offering. We have examined originals or certified copies of such corporate records of the Partnership and other certificates and documents of officials of the Partnership, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

         Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

         1. With respect to the Equity Securities, when (i) the Partnership has taken all necessary action to approve the issuance of Equity Securities, the terms of the offering thereof and related matters, and (ii) Equity Securities have been issued and delivered in accordance with the terms of any applicable definitive purchase, underwriting or similar agreement approved by the Partnership upon payment (or delivery) of the consideration therefor provided for therein, such Equity Securities will have been duly authorized and validly issued and will be fully paid and nonassessable.

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Genesis Energy, L.P.
July 8, 2005
Page 2


         2. We have participated in the discussion set forth under the caption "Material Tax Consequences" (the "DISCUSSION") in the Registration Statement with respect to the Equity Securities. The Discussion, subject to the qualifications stated therein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Equity Securities.

         The opinions and other matters in this letter are qualified in their entirety and subject to the following:

         A. We have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments) will have become effective and such effectiveness shall not have been terminated or rescinded, (ii) a Prospectus Supplement will have been prepared and filed with the Commission describing the Equity Securities offered thereby, (iii) all Equity Securities will have been issued and sold in compliance with applicable United States federal and state securities Laws (hereinafter defined) and in the manner stated in the Registration Statement and the applicable Prospectus Supplement, (iv) a definitive purchase, underwriting or similar agreement with respect to any Equity Securities offered will have been duly authorized and validly executed and delivered by the Partnership and the other parties thereto, and (v) at the time of the issuance of the Equity Securities (a) the Partnership validly exists and is duly qualified and in good standing under the laws of its jurisdiction of formation, (b) the Partnership has the necessary partnership power and due authorization, and (c) the organizational or charter documents of the Partnership (and its general partner) are in full force and effect and have not been amended, restated, supplemented or otherwise altered, and there has been no authorization of any such amendment, restatement, supplement or other alteration, since the date hereof.

         B. The opinions set forth in paragraph 1 are subject to the qualification that (i) under Section 17-303(a) of the Delaware Revised Uniform Limited Partnership Act (the "DELAWARE ACT"), a limited partner who participates in the "control," within the meaning of the Delaware Act, of the business of a partnership or takes action which constitutes "control" may be held personally liable for such partnership's obligations under the Delaware Act to the same extent as a general partner and (ii) under Section 17-607 of the Delaware Act, a limited partner who (x) receives a distribution that, at the time of distribution and after giving effect to the distribution, causes all liabilities of the Partnership, other than liabilities to partners on account of their partnership interests and non-recourse liabilities, to exceed the fair value of the assets of the limited partnership (except the fair value of property subject to a liability for which the recourse of creditors is limited, which property shall be included in the assets of the limited partnership only to the extent that the fair value of such property exceeds such liability) and (y) knew

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Genesis Energy, L.P.
July 8, 2005
Page 3


            at the time of such distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. We have assumed that the holder of the Equity Securities holds them in its capacity as a limited partner and, as such, does not participate in the control of the business of the Partnership.

         C. We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions ("LAWS") of (i) the federal Laws of the United States, (ii) the Revised Uniform Limited Partnership Act of the State of Delaware and (iii) Delaware corporation laws.

         D. This law firm is a registered limited liability partnership organized under the laws of the state of Texas.

         E. The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing, (iv) the power of the courts to award damages in lieu of equitable remedies, (v) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution and (vi) limitations on the waiver of rights under usury law.

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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the use of our name in the Prospectus under the captions "Legal Matters" and "Material Tax Consequences." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.


                                         Very truly yours,

                                         /s/ Akin Gump Strauss Hauer & Feld LLP

                                         AKIN GUMP STRAUSS HAUER & FELD LLP